UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

CALYPSO WIRELESS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08497	13-5671924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4801 Woodway Dr., Suite 300E, Houston, TX	77056
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (305) 316-7850

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS

Calypso Wireless, Inc. ("Calypso") (CLYW) announced on December 15, 2011, the shareholders of the Company in a Special Shareholders Meeting removed David H. Williams as Director of the Board of Directors. On December 17, 2011 at a duly noticed meeting the Board of Directors appointed Mr. Carlo di Colloredo-Mels to serve as Independent Director to the Board of the Company until the next election of Directors.

 Biographical Information:

 Carlo di Colloredo-Mels age 49 currently holds the position of Sr. Marketing Director at VMware for the Latin American region. In his position, Carlo is in charge of defining the strategy to support the business plans for the region and the different territories as well as driving the development of the plans and initiatives to support the strategy.  He oversees building and managing all marketing activities and campaigns for the region. This role includes budget planning, campaign planning and deployment of communication strategy including all public relations. The responsibility also includes Channel programs, OEM strategies and relationship management. Before joining VMware in 2009, Carlo was the Business Development Director for Advanced Micro Devices (AMD) for Latin America for six years and prior to this he held various Director positions at Hewlett Packard and Compaq Computer Corporation.

ITEM 8.01 Other Events

 Calypso Wireless, Inc. ("Calypso") (CLYW) has announced that the Company and Drago Daic and Jimmy Williamson, PC have finalized and executed all documents pertaining to the settlement of the litigation pending in the 333rd Judicial District Court of Harris County, Texas between Calypso, on the one hand, and Drago Daic and Jimmy Williamson, PC on the other.  The terms of the settlement have previously been disclosed in the August 19, 2011 8-k and remain unchanged.

 Calypso Wireless, Inc. ("Calypso") (CLYW) announced it has agreed and entered a Consent Judgment with Mario Cytrynbaum in the United States District Court, Southern District of Florida, Case numbered 1:11-cv-20363. Further, Calypso announced the dismissal of Mr. Cytrynbaum's suit against the company in the State of Texas in the case 4:11-cv-00011 Cytrynbaum v. Calypso Wireless, Inc. (In S. Dist. of Texas), thus settling all disputes with Mr. Cytrynbaum.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CALYPSO WIRELESS, INC.

DATED: December 19, 2011	By:	/s/ Cristian C. Turrini
Cristian C. Turrini Chairman, CEO & President